                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
    14A-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to ss.240.14a-12

                         INCOME GROWTH PARTNERS, LTD. X

                ________________________________________________
                (Name of Registrant as Specified in Its Charter)

                ________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

    1. Title of each class securities to which transaction applies:
    2. Aggregate number of securities to which transaction applies:
    3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11(c)(2):
    4. Proposed maximum aggregate value of transaction:
    5. Total fee paid:

[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1. Amount Previously Paid:
    2. Form, Schedule or Registration Statement No.:
    3. Filing Party:
    4. Date Filed:

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                         INCOME GROWTH PARTNERS, LTD. X
                      11230 SORRENTO VALLEY ROAD, SUITE 220
                           SAN DIEGO, CALIFORNIA 92121

                                February 3, 2004

                    SOLICITATION OF VOTE OF LIMITED PARTNERS

Dear Limited Partner:

As discussed more fully in the attached Solicitation Statement, we are soliciting the vote of Limited Partners to authorize the sale of the Partnership's Mission Park Property. Please read the Solicitation Statement carefully before filling out the enclosed Ballot.

The Partnership Agreement provides that Holders of more than 50% of the outstanding Units must approve the sale of all or substantially all of the Partnership's assets. Although this Solicitation Statement is soliciting the vote of Limited Partners in connection with the sale of only one of the Partnership's two remaining properties, the General Partner believes that it is important to obtain the consent of the Limited Partners to such sale. Only Limited Partners of record at the close of business on December 31, 2003 will be entitled to notice of, and to participate in, the vote.

If Limited Partners holding a majority of outstanding Units approve the sale, we will move forward with the sale of the Mission Park Property and anticipate that escrow will close in or about March 2004 upon the terms discussed in the Solicitation Statement. There can be no assurance that the escrow for the sale of the Mission Park Property will close by the estimated time, or even that the Mission Park Property will be sold at all.

YOUR VOTE IS VERY IMPORTANT. The General Partner believes it is important to receive as many Ballots as possible with respect to such an important decision. Please sign and date the enclosed Ballot and return it promptly to the Partnership in the enclosed return envelope or via fax to (858) 457-3104. RETURNING A SIGNED BALLOT WITHOUT INDICATING YOUR VOTE ON THE PROPOSED TRANSACTION WILL BE CONSIDERED A VOTE FOR THE PROPOSED TRANSACTION. FAILURE OF A LIMITED PARTNER TO RETURN A BALLOT BY FEBRUARY 20, 2004 WILL CONSTITUTE A VOTE AGAINST THE PROPOSED TRANSACTION.

                                           Very truly yours,
                                           INCOME GROWTH PARTNERS, LTD. X
                                           a California limited partnership

                                           By its General Partner:
                                           INCOME GROWTH MANAGEMENT, INC.
                                           a California corporation


                                           By: /s/ David W. Maurer
                                               ---------------------------------
                                               David W. Maurer, President


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                         INCOME GROWTH PARTNERS, LTD. X
                      11230 SORRENTO VALLEY ROAD, SUITE 220
                           SAN DIEGO, CALIFORNIA 92121

                             SOLICITATION STATEMENT

                                February 3, 2004

This Solicitation Statement is being furnished to the Limited Partners of Income Growth Partners, Ltd. X, a California limited partnership (the "Partnership"), in connection with the Partnership's solicitation of the votes of the Limited Partners to approve the sale of the Partnership's Mission Park Property (the "Proposed Transaction"). This authorization is the only authorization that will be solicited by the General Partner in connection with the sale of the Mission Park Property (as defined herein below). No meeting will be held in connection with this solicitation of votes from the Limited Partners. To be counted, a properly completed Ballot must be received by the General Partner at 11230 Sorrento Valley Road, Suite 220, San Diego, California 92121 on or before FEBRUARY 20, 2004. RETURNING A SIGNED BALLOT WITHOUT INDICATING YOUR VOTE ON THE PROPOSED TRANSACTION WILL BE CONSIDERED A VOTE FOR THE PROPOSED TRANSACTION. FAILURE OF A LIMITED PARTNER TO RETURN A BALLOT BY FEBRUARY 20, 2004 WILL CONSTITUTE A VOTE AGAINST THE PROPOSED TRANSACTION. Ballots will not be deemed to have been returned until actually received by the General Partner at the foregoing address.

This Solicitation Statement is made by the General Partner, Income Growth Management, Inc., a California corporation (the "General Partner"), on behalf of the Partnership. Solicitation of votes other than by mail may be made by telephone, facsimile, or in person by regularly employed officers, agents and employees of the General Partner who will not receive additional compensation for their efforts. The total cost of soliciting votes will be borne by the Partnership.

The General Partner has set December 31, 2003 as the record date for determining the Limited Partners entitled to a Ballot and to vote on the Proposed Transaction. Only the Limited Partners of record at the close of business on December 31, 2003 will be entitled to vote on the Proposed Transaction.

As of December 31, 2003, the total number of outstanding Class A Units ("Class A Units") was 8,100 held by 770 Class A Unit holders, and the total number of outstanding Original Units ("Original Units") was 18,826.5 held by 1,034 Original Unit holders. The total number of Class A and Original Units as of December 31, 2003 was 26,926.5 ("Units") held by a total of 1,804 Class A Unit holders and Original Unit holders (collectively "Limited Partners"). Each Limited Partner is entitled to cast one vote for each Unit owned of record on the record date.

Robert Green, the Vice President of the General Partner, is the owner of 37 Original Units. Other than Robert Green, neither the General Partner, nor any of its directors or other officers, is the beneficial owner of any Units. There is no established trading market for the Units.

A Limited Partner may revoke its Ballot at any time prior to February 20, 2004 by mailing a properly executed Ballot bearing a later date or by mailing a signed, written notice of revocation to the attention of the General Partner. Revocation of a Ballot will be effective upon receipt by the General Partner.

This Solicitation Statement and Ballot were first mailed to Limited Partners on or about February 3, 2004. Votes will be tallied on or about February 23, 2004 and the General Partner will notify each of the Limited Partners of the outcome of the vote by mail on or about February 27, 2004.


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                                  INTRODUCTION

GENERAL INFORMATION

The General Partner proposes to sell the Mission Park Property. On August 7, 2003, the Partnership listed the Mission Park Property for sale for a sales price of $35.5 million. On or about December 2, 2003, the Partnership entered into a purchase and sale agreement and escrow instructions with Pacifica Enterprises, LLC, a California limited liability company, for the sale of the Mission Park Property for $36 million.

If the Partnership is successful in selling the Mission Park Property for the anticipated sales price of $36 million, it will result in a sales price that exceeds the listing price by approximately $500,000, before deducting any expenses incurred to close the transaction. See "Terms and Conditions" for the terms and conditions of the Proposed Transaction. The General Partner will not receive any fees in connection with the Proposed Transaction, other than its management fee for management of the Partnership through the sale of the Mission Park Property.

There can be no assurance that the Mission Park Property will be sold at the projected sales price of $36 million, or that the Mission Park Property will be sold at all. The sale of the Mission Park Property is conditioned upon a number of factors, including without limitation the approval of a majority of the outstanding Units, as well as the satisfaction of the terms and conditions by the Partnership and by the buyer of the purchase and sale agreement and escrow instructions for the Mission Park Property.

The Partnership's Amended and Restated Agreement of Limited Partnership ("Partnership Agreement") provides in Section 5.3.2 that the General Partner may not sell or dispose of all, or substantially all, of the Partnership's assets without the approval of a majority of the outstanding Units. Although this Solicitation Statement is soliciting the vote of Limited Partners in connection with the sale of only one of the Partnership's two remaining properties, the General Partner believes that it is important to obtain the consent of the Limited Partners to such sale. For purposes hereof, "Mission Park Property" means the Mission Park Property, including without limitation the real estate, together with the buildings, improvements, equipment, furniture, fixtures, and personal property associated therewith.

There can be no assurance that the estimated amounts, figures or dates presented above are accurate and the actual amounts, figures or dates may differ substantially.

FORWARD-LOOKING STATEMENTS

This Solicitation Statement contains forward-looking statements. Discussions containing such forward-looking statements may be found in the material set forth under "Description of the Proposed Transaction" and "Unaudited Pro Forma Consolidated Financial Data," as well as within this Solicitation Statement generally. In addition, when used in this Solicitation Statement, the words "believe," "anticipate," "expect," "may," "will," "estimate," "plan," "should," "intend," or the negation thereof and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of the inability of the General Partner to find a suitable buyer for the Mission Park Property, the inability to agree on acceptable purchase price or contract terms, the inability of the Partnership to comply with the terms of the purchase agreement for the Mission Park Property, the failure of the buyer to go through with the purchase of the Mission Park Property, a decrease in the financial performance of the Mission Park Property, the discovery of an environmental or other condition impacting the Mission Park Property, an economic downturn in the market in which the Mission Park Property is located, and other factors set forth in this Solicitation Statement. These risks and uncertainties are beyond the ability of the General Partner to control. In many cases, the General Partner cannot predict the risk and uncertainties that could cause actual results to differ materially from those indicated by the forward-looking statements. The Partnership undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect any future events or circumstances.

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                     DESCRIPTION OF THE PROPOSED TRANSACTION

BACKGROUND AND RECOMMENDATION OF THE GENERAL PARTNER

The Partnership was formed in 1988 with the primary purpose of acquiring, developing, investing in, holding, managing, selling, disposing of and otherwise acting with respect to residential real property. The Partnership's investment objectives at formation were to acquire, hold and operate for the production of income and distributable cash, and sell, exchange, or otherwise dispose of parcels of income-producing multi-family, residential real property. In 1989, the Partnership purchased the Mission Park Property for a purchase price of $17.1 million. See "The Mission Park Property" below.

The Partnership Agreement provides the term of the Partnership will, unless previously terminated, continue until February 25, 2021.

The General Partner has periodically evaluated the desirability of sale of the Mission Park Property. The potential to sell the Mission Park Property generally has been enhanced by recent improvements in the national and local real estate investment markets. Pension funds, real estate investment trusts and other institutional buyers are now actively seeking new investment properties, as compared to the early 1990's, when these same institutional buyers were fewer and less active. The emergence of securitized mortgage financing and lower mortgage interest rates have also contributed to an improved market for real estate such as the Mission Park Property, as entrepreneurial buyers who require debt financing to purchase properties are able to borrow funds at attractive rates.

More specifically, improvements in the real estate capital markets and in the operating performance of the Mission Park Property have enhanced the prospects for selling the Mission Park Property at an attractive price. Further, a resurgence in development in the San Diego County area has also increased the marketability of the Mission Park Property. During the early 1990's, the Mission Park Property experienced devaluation due to a nationwide slump in real estate values. Although future economic conditions are difficult to predict, the General Partner believes that it is unlikely that continuing to hold the Mission Park Property would significantly enhance the Partnership's ultimate realization on sale of the Mission Park Property, or that the relative economic benefits of continued ownership would justify the risks of such continued ownership.

On August 7, 2003, the Partnership listed the Mission Park Property for sale for a sales price of $35.5 million. On or about December 2, 2003, the Partnership entered into a purchase and sale agreement and escrow instructions with Pacifica Enterprises, LLC, a California limited liability company, for the sale of the Mission Park Property for $36 million.

If the Partnership is successful in selling the Mission Park Property for the anticipated sales price of $36 million, it will result in a sales price that exceeds the listing price of the Mission Park Property by approximately $500,000 and the original purchase price of the Mission Park Property by approximately $18.9 million, before deducting any expenses incurred to close the transaction. See "Terms and Conditions" for the terms and conditions of the Proposed Transaction.

Copies of the purchase and sale agreement and escrow instructions for the sale of the Mission Park Property will be made available to the Limited Partners upon request.

It should be noted that the sale of the Mission Park Property will eliminate certain future liability of the General Partner for Partnership liabilities and risks to the Partnership which could arise from continued ownership of the Mission Park Property. The General Partner will receive no fees in connection with the sale of the Mission Park Property. It is not anticipated the General Partner will receive any distributions from the proceeds of the sale under the distribution provisions of the Partnership Agreement.

                            THE MISSION PARK PROPERTY

The Mission Park Property is a 264 unit apartment complex located at 201-230 Woodland Parkway, San Marcos, California. It is an apartment building built in two phases, with 120 one-bedroom units and 144 two-bedroom units. The Mission Park Property was acquired in 1989 for $17.1 million. The Mission Park Property had an appraised value of $23.8 million as of May 8, 2002.

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The Mission Park Property is subject to a security interest securing a loan with a balance of approximately $9,300,700 as of September 30, 2003 and a loan balance of approximately $9,261,000 as of December 31, 2003. The amount of the loan balance as of September 30, 2003 and December 31, 2003 represent estimates. The actual amount of the loan balance will vary depending upon the date the Mission Park Property is sold and the loan paid off. The loan terms require monthly payments in the amount of $73,145, including interest at 7.76% until paid in full. The loan terms also contain a prepayment penalty that will require a penalty to be paid to the lender in the event the Mission Park Property is sold prior to the maturity date of the loan in January 2006. Based upon the relevant loan documents, this prepayment penalty was estimated to be approximately $308,000 as of December 15, 2003. The amount of the prepayment penalty is calculated, in part, upon a percentage of the principal amount to be prepaid. Therefore the amount of the prepayment penalty will vary depending upon when the Mission Park Property is sold. The amount of any prepayment penalty is an estimate only and the actual prepayment penalty may vary. It should be noted that the prepayment penalty estimate is as of December 15, 2003 and therefore the amount indicated could be substantially different from the actual amount.

The occupancy rate and average annual base rent per square foot at December 31 for the past two years were as follows:

                                     2003             2002
Occupancy Rate                       95.75%           97.30%
Average Rent Per Square Foot        $14.64           $14.66

                              TERMS AND CONDITIONS

The buyer for the Mission Park Property is Pacifica Enterprises, LLC, a California limited liability company. The principal executive offices of the buyer for the Mission Park Property are located at 12780 High Bluff Drive, Suite 160, San Diego, California 92130. To the knowledge of the General Partner, the buyer of the Mission Park Property and its affiliates are unrelated to the Partnership and its affiliates.

Pursuant to the terms and conditions of the purchase and sale agreement and escrow instructions dated December 2, 2003 for the sale of the Mission Park Property, the Partnership has agreed to sell the Mission Park Property to the buyer upon approval of a majority of the outstanding Units. Subject to the anticipated adjustments described below, the purchase price for the Mission Park Property is anticipated to be $36 million.

All income and expenses of the Mission Park Property shall be apportioned between the buyer and the Partnership as of the closing date. The prorated items include without limitation, rents for the month in which the closing takes place, taxes and assessments on the Mission Park Property, utility charges, and other operating expenses. At closing, all principal and interest on indebtedness relating to the Mission Park Property will be repaid, which is estimated to total approximately $9,294,000. See "Distribution Upon Sale of the Mission Park Property."

Upon closing, a sales commission will be paid to Hendrix & Partners (the "Broker"), the Partnership's exclusive listing agent for the sale of the Mission Park Property. Under the listing agreement, the Broker will be paid approximately 2.5% of the purchase price. Based upon the estimated $36 million purchase price of the Mission Park Property, the sales commission is anticipated to be approximately $900,000. The Broker is unrelated to the Partnership or its affiliates.

In accordance with the purchase and sale agreement and escrow instructions, the buyer deposited $250,000 into escrow on or about December 11, 2003 and an additional $250,000 was deposited by buyer as of December 22, 2003 for a total earnest money deposit of $500,000. The buyer completed its due diligence review of the Mission Park Property and according to the terms of the purchase and sale agreement and escrow instructions, its earnest money deposit became "non-refundable" on or about December 22, 2003, unless the purchase and sale agreement and escrow instructions is terminated for (i) a failure of a condition precedent to the buyer's obligation, (ii) or a failure of other conditions specified in the purchase and sale agreement and escrow instructions.


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Because the closing of the purchase and sale agreement and escrow instructions is conditioned upon, among other factors, the approval of a majority of the outstanding Units, there can be no assurance that the proposed sale of the Mission Park Property will occur. The buyer's further obligations under the purchase and sale agreement and escrow instructions are subject to, among other things, approval of the transaction by a majority of the outstanding Units, and the buyer's payment of the purchase price for the Mission Park Property.

GENERAL

If the Proposed Transaction is consummated for the Partnership's Mission Park Property as is anticipated and described above, the consideration is anticipated to be approximately $36 million, before deducting all closing fees and costs, sales commissions, necessary expenses, repayment of certain indebtedness of the Mission Park Property, payment of prepayment penalties on the Mission Park Property mortgage and payment of certain accounts payable and accrued liabilities of the Partnership, the sum of which is estimated at approximately 30.7% of the sales price or approximately $11,058,000.

If the Proposed Transaction is approved, the General Partner has established the following estimated time-line goals for completion of the Proposed Transaction:

February 20, 2004 - Deadline for receipt of Ballots

March 31, 2004 - Closing of Proposed Transactions

June 30, 2004 - Initial distributions to Limited Partners (less the contingency and capital allowance reserves)

The foregoing are the General Partner's goals for and estimates of the time required for each step of the Proposed Transaction. Various delays may be encountered which could result in a later closing date or distribution dates.

There can be no assurance that (i) the Mission Park Property can be sold at the projected sales price of $36 million, or that it will be sold at all, (ii) that if sold, the escrow for the sale of the Mission Park Property will close by the estimated time, or (iii) that the estimated amount of the prepayment penalties and other costs associated with the sale of the Mission Park Property are accurate. The actual figures, numbers and dates regarding the foregoing may differ substantially.

ADVANTAGES TO THE LIMITED PARTNERS

The General Partner reasonably believes the Proposed Transaction is fair to the Limited Partners and recommends its approval. On May 8, 2002, an appraisal of the Mission Park Property was obtained appraising its value at approximately $23.8 million. The anticipated sales price of the Mission Park Property is approximately $12.2 million higher than the May 8, 2002 appraised value. Additionally, the anticipated sale price for the Mission Park Property exceeds the listing price by approximately $500,000 and the original purchase price by approximately $18.9 million. It should be noted, however that the May 8, 2002 appraisal is more than one and a half years old and therefore the appraised value could be drastically different from the actual value. A recent appraisal has not been done on the Mission Park Property.

On February 24, 2003, a market study report was obtained from Integra Realty Resources - San Diego (the "Report") for the Mission Park Property, a copy of which was attached as Exhibit 3 to the Partnership's Amended Schedule 14D-9 filed with the United States Securities and Exchange Commission (the "SEC") on July 14, 2003. The purpose of the Report was to compare the rental market and "for sale" market in San Diego County as of February 24, 2003. The Integra Report compared the rental and sales markets in San Diego and provided supply and demand comparisons, rental rates, pricing levels, and absorption and competition levels relating to the Mission Park Property. Based upon an analysis of supply and demand comparisons, rental rates, pricing levels, absorption and competition levels, and general economic conditions, the Report concluded that as of the date of the Report, the Mission Park Property had an indicated value of $25.4 million based upon an overall capitalization rate of 8.5%. The


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capitalization rate was derived from comparable projects that had sold in the
Vista, San Marcos, and Oceanside areas. The range of overall capitalization rates was 7.97% to 9.28%. The Report concluded that based upon the factors referenced above, the demand for housing was expected to continue at reasonable levels in the San Marcos area as the region was poised for further growth. Additionally, the Report concluded that the North County East market and the San Marcos submarket were experiencing strong demand for apartment units, thereby further supporting the indicated value of $25.4 million. It should be noted that the February 24, 2003 Report is approximately a year old and therefore the value indicated could be drastically different from the actual value of the Mission Park Property. A recent market study has not been done on the Mission Park Property.

No independent evaluation of the fairness of the Proposed Transaction to Limited Partners has been made.

In reaching its conclusion to recommend approval of the Proposed Transaction, the General Partner considered the following factors:

         (1) the Mission Park Property has now been held for substantially longer than its originally anticipated holding period, which militates in favor of a sale of the Mission Park Property at this time;

         (2) increased availability of investor capital, increased purchasing activity and a favorable interest rate environment, which may not continue in the future, also militate in favor of sale;

         (3) improved occupancies and revenues in recent years, which contribute to realization of a higher sale price for the Mission Park Property than the prior appraisal would indicate and which may not be sustained militate in favor of sale;

         (4) the potential for future operating performance increases and a possible increase in the value of the Mission Park Property, due to increasing development activity in the San Marcos area might militate in favor of holding the Mission Park Property, but which also might enhance its current marketability and sales price;

         (5) the current physical condition of the Mission Park Property and the increasing likelihood there may be a higher need for expenditures for repairs, replacements and improvements to be incurred in the future, which militates in favor of a sale now;

         (6) the presence of competition and the possibility of increased future competition, which suggest a sale now may be advisable;

         (7) the relative illiquidity of the Units, which militates in favor of sale;

         (8) the potential for additional distributions by continuing to hold the Mission Park Property, which might otherwise militate in favor of holding the Mission Park Property, if such future distributions would represent a rate of return equivalent to that available in other investments;

         (9) it is anticipated aggregate distributions from the Partnership, including proceeds from the Proposed Transaction and any eventually remaining reserves may equal or exceed the capital contributions of the Limited Partners, which might militate in favor of holding the Mission Park Property for additional future appreciation, but which might also militate in favor of a current sale in order to mitigate the potential for losses;

         (10) the sale of the Mission Park Property will eliminate certain risks inherent in the ownership of real property, including, among other things, the decline in value that could occur as a result of rising interest rates, increasing real estate investor expectations and changing competition factors in local rental markets; and


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         (11)     the sale of the Mission Park Property will eliminate the
                  Partnership's ability to benefit from possible future improvements in economic and market conditions, which possibly could produce increased cash flow and enhance the market value of the Mission Park Property.

Neither California law nor the Partnership Agreement afford dissenter's or appraisal rights to the Limited Partners in connection with the Proposed Transaction. If the Proposed Transaction is approved by the Limited Partners holding a majority of the outstanding Units, the Limited Partners will receive a distribution in accordance with the procedures prescribed by the Partnership Agreement.

                        THE SHADOWRIDGE MEADOWS PROPERTY

On August 7, 2003, the Partnership also listed its Shadowridge Meadows property ("Shadowridge Meadows Property") for sale. On December 8, 2003, the Partnership, subject to the approval of a majority of the outstanding Units, entered into a purchase and sale agreement and escrow instructions with a prospective buyer of the Shadowridge Meadows Property. Pursuant to the terms and conditions of the purchase and sale agreement and escrow instructions, the Partnership had agreed to sell the Shadowridge Meadows Property to the buyer upon approval of a majority of the outstanding Units.

The prospective buyer subsequently raised a number of issues relating to the condition of the Shadowridge Meadows Property and whether certain disclosures were properly made by the Partnership in accordance with the purchase and sale agreement and escrow instructions. The prospective buyer requested that the initially agreed upon purchase price be renegotiated and reduced to provide for the repair of certain property conditions. In addition to the requested reduction in the purchase price, the prospective buyer also threatened to bring a lawsuit against the Partnership and the General Partner for an unknown amount of damages to address the issues it had raised about the condition of the Shadowridge Meadows Property and representations made regarding such conditions.

In accordance with the purchase and sale agreement and escrow instructions, the buyer deposited $250,000 into escrow as of December 29, 2003. An additional $250,000 was to have been deposited by buyer no later than February 2, 2004 for a total earnest money deposit of $500,000. The deposit of the additional $250,000 is a condition precedent to the seller's obligation. The prospective buyer failed to deposit the additional $250,000 as of February 2, 2004. As a result, the General Partner, upon advice of counsel, has terminated the purchase and sale agreement and escrow instructions.

Notwithstanding the termination of the purchase and sale agreement and escrow instructions the prospective buyer may nevertheless continue with its attempt to purchase THE SHADOWRIDGE MEADOWS PROPERTY AND may still bring a lawsuit in an attempt to set aside the termination of the purchase and sale agreement and escrow instructions. The General Partner believes that the claims raised by the prospective buyer are without merit and it will vigorously defend any lawsuit brought by the prospective buyer. While the Partnership currently believes that it will ultimately be successful in defending against any claims brought by the prospective buyer, litigation is subject to inherent uncertainties and unfavorable rulings could occur. Depending on the amount and timing, an unfavorable outcome of a claim brought by the prospective buyer could have a material adverse effect on the Partnership's cash flow, distributions, business, results of operations or financial position. Additionally, an unfavorable outcome may also have a material impact on the amount and timing of distributions available to the Limited Partners from the proceeds of the sale of the Mission Park Property.

Notwithstanding the current situation, the General Partner is currently seeking other suitable buyers for the Shadowridge Meadows Property and has received a number of offers that it is investigating. Any sale of the Shadowridge Meadows Property will be contingent upon the approval of a majority of the outstanding Units.

           FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

The purpose of the following discussion of the income tax consequences of the Proposed Transaction is to inform the Limited Partners of the Partnership of the federal and state income tax consequences to the Partnership and to its Limited Partners arising from the sale of the Mission Park Property and the liquidation and dissolution of the Partnership. The tax information included herein was prepared by the General Partner. The tax information is taken from tax data compiled by the General Partner in its role as the Partnership's tax administrator and is not based upon the advice or formal opinion of counsel. The tax discussion that follows is merely intended to inform the Limited Partners of factual information and should not be considered tax advice. The following

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

information should not be viewed as a substitute for careful tax planning, particularly since the income tax consequences of an investment in a limited partnership such as the Partnership are often uncertain and complex. Also, the tax consequences will not be the same for all Limited Partners. You should be aware that the following information is condensed and eliminates many details that might adversely affect some Limited Partners who are subject to special tax treatment. The General Partner recommends that the Limited Partners consult with their own tax advisor.

The following discussion of tax consequences is based on laws and regulations presently in effect. You should be aware that new administrative, legislative, or judicial action could significantly change the tax aspects of the Partnership. In addition to the federal income tax consequences described herein, you should consider the state tax consequences of the Proposed Transaction.

PASSIVE ACTIVITY LOSSES

Application of the passive activity loss limitation may have limited deductible losses in prior years and created passive loss carryovers to the year of sale. The sale will trigger the deduction of all prior passive losses disallowed under the loss limitations.

SALE OF PROPERTY

Any gain or loss on sale generally will constitute Section 1231 gain or Section 1231 loss (i.e., gains or losses from disposition of real property or depreciable personal property used in a trade or business and held for more than one year, other than property held for sale to customers in the ordinary course of business). A Limited Partner's share of the gains or losses from the sale would be combined with any other Section 1231 gains or Section 1231 losses of the Limited Partners for the year. Net Section 1231 gains or net Section 1231 losses generally would be treated as long-term capital gain or ordinary loss, as the case may be. However, a Limited Partner's net Section 1231 gains would be treated as ordinary income rather than capital gain to the extent of his or her net Section 1231 losses, if any, incurred in the five preceding years. Furthermore, in the event that the Mission Park Property is sold at a gain, the depreciation expense may be recaptured as ordinary income under Section 1245 or
Section 1250 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent of the realized gain. In general, under Section 1250, if real property is depreciated on an accelerated basis rather than on a straight-line basis, then the lessor of (i) any gain realized on disposition of the property or (ii) the excess of accelerated depreciation over straight-line depreciation as of the date of sale will be treated as ordinary income in the year the Mission Park Property is sold. The Partnership does not expect to have any gain from the sale of the Mission Park Property subject to recapture under Section 1250 of the Code. Limited Partners classified as corporations for federal income tax purposes may be required, under Section 291(a) of the Code, to treat 20% of the gain from the sale of the Mission Park Property attributable to depreciation expense not subject to recapture under Section 1250 as ordinary income instead of Section 1231 gain.

Under Section 702(a)(3) of the Code, a Partnership is required to state separately, and the Partners are required to account separately for, their distributive share of all gains and losses of their Partnership. Accordingly, each Limited Partner's allocable share of the gains or losses from the sale (including each Limited Partner's allocable share of Section 291(a) gain, Section 1245 gain, Section 1231 gain or Section 1231 loss) will be separately stated and reflected on the applicable Schedule K-1 forms provided to the Limited Partners by the Partnership.

CAPITAL GAINS TAX

Any net Section 1231 gain not treated as ordinary income as discussed above will be taxed at the capital gains tax rate. With respect to individuals, trusts and estates, the Jobs and Growth Tax Relief Reconciliation Act of 2003 ("EGTRRA") generally reduces the maximum tax rate on net capital assets held for more than 12 months to 15%. EGTRRA does not affect the taxation of capital gains realized by corporations. Substantially all of the Partnership's assets have been held for longer than 12 months. Accordingly, a substantial portion of any Section 1231 gains of the Partnership realized on the sale of assets and allocable to Limited Partners who are individuals, trusts and estates may be taxed at a maximum federal income tax rate of 15% (if such gains are not recharacterized as ordinary income as described above under "Sale of Property," or are not subject to the special tax rate described in the next paragraph).

Individuals, trusts and estates are taxed on unrecaptured Section 1250 gain at a maximum federal income tax rate of 25%. Unrecaptured Section 1250 gain generally equals the excess of (i) the lesser of the gain realized on disposition of depreciable real property or depreciation allowed or allowable on the property through the date of disposition, over (ii) the amount of depreciation recapture realized upon the disposition (as described above under "Sale of Property").

Limited Partners who are non-resident aliens or foreign corporations ("foreign persons") are subject to a withholding tax on their share of the Partnership's income from the sale of the Mission Park Property. The tax withheld will be remitted to the Internal Revenue Service and the foreign person will receive a credit on their U.S. tax return for the amount of the tax withheld by the Partnership. The tax withheld will be treated as a distribution to the Limited Partner.

Limited Partners classified as corporations are taxed on capital gains at the same rates as ordinary income on taxable income below $10,000,000. A corporate Limited Partner can deduct capital losses only to the extent of capital gains, with any unused capital losses generally being carried back three years and forward five years.

CALIFORNIA INCOME TAX WITHHOLDING

Because the Mission Park Property is located in the State of California, Limited Partners who are not resident in California are required to report their allocable gain to California. California law requires the Partnership to withhold a portion of a nonresident partner's distribution and to remit such amounts withheld to the California Franchise Tax Board. The amount withheld will be separately stated on the stub of the distribution check and the General Partner will provide additional documentation of the amount of the withheld California taxes by January 31 following the year of sale. The amount of tax withheld will be treated as a distribution to the Limited Partner. The withheld taxes will be allowed as a credit against any California income tax. Limited Partners may or may not have a tax refund after the filing of the required California tax return.

FUTURE TAX ISSUES

Limited Partners should understand that there is the possibility that the Internal Revenue Service could challenge the tax treatment of the Partnership's activities for the year of the sale of the Mission Park Property or any prior year for which the statute of limitations for making adjustments has not elapsed. If any adjustments are made to the Partnership's income tax return, the General Partner will so notify the Limited Partners. Any tax audit or adjustments could result in assessment of additional tax liabilities upon the Limited Partners which would be payable from their own funds and would not be reimbursable by the General Partner or the Partnership.

THE FOREGOING ANALYSIS CANNOT BE, AND IS NOT INTENDED AS, A SUBSTITUTE FOR CAREFUL TAX PLANNING. LIMITED PARTNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THEIR OWN TAX SITUATIONS AND THE EFFECTS OF THE PROPOSED TRANSACTION AS TO FEDERAL, STATE, LOCAL AND FOREIGN TAXES, INCLUDING WITHOUT LIMITATION, INCOME AND ESTATE TAXES.

               DISTRIBUTION UPON SALE OF THE MISSION PARK PROPERTY

Upon completion of the Proposed Transaction, the Partnership will distribute the proceeds of the sale of the Mission Park Property in accordance with the Partnership Agreement.

The General Partner estimates that if the Mission Park Property is sold at the anticipated sales price of $36 million, after deducting certain expenses associated with this solicitation and the sale of the Mission Park Property, certain other liabilities, and the establishment of the contingency and capital allowance reserves, the sale will result in a distribution to the Unit A Holders of approximately $364 per Class A Unit and to the Original Unit Holders of approximately $1,043 per Original Unit which will be distributed to the Limited Partners in accordance with the Partnership Agreement. For additional information regarding the calculation of the estimated distributions, if any, upon the sale of the Mission Park Property at the sale price of $36 million, see the "Notes to Unaudited Pro Forma Consolidated Financial Data" below.

With the exception of the contingency reserve which is expected to be approximately $1,000,000 and the capital allowance reserve which is expected to be approximately $52,300, the General Partner anticipates distributing the net proceeds available for distribution to the Limited Partners within approximately ninety (90) days after the closing of the sale of the Mission Park Property. The $1,000,000 contingency reserve will be used to cover any remaining liabilities and unexpected claims, including any claims that may be brought in connection with the Shadowridge Meadows Property; any remaining amounts after remaining liabilities and unexpected claims have been paid will be distributed to the Limited Partners. Depending upon the outcome of the issue involving the sale of the Shadowridge Meadows Property as well as any other issues which may arise, the General Partner anticipates that the remaining amount of the sale proceeds, if any, will be distributed to the Limited Partners within approximately twelve
(12) to sixteen (16) months after the close of the sale of the Mission Park Property. There can be no assurance that there will be any funds available from the contingency reserve or the capital allowance reserve or that if funds are available that they will be distributed to the Limited Partners within the time frame indicated above.

                              AVAILABLE INFORMATION

The Units are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As such, the Partnership is subject to the informational filing requirements of the Exchange Act, and in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Comprehensive financial information is included in the Partnership's Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and other documents filed by the Partnership with the SEC, including the 2002 Annual Report on Form 10-KSB and the Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003. Such reports and other information should be available for inspection and copying at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies should be available by mail upon payment of the SEC's customary charges by writing to the SEC's principal offices at 450 Fifth Street, N.W., Washington D.C. 20549. In addition, the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The Partnership's electronic filings are publicly available on the Internet at http://www.sec.gov/. Limited Partners may also request copies of such reports and other information by contacting the General Partner at 11230 Sorrento Valley Road, Suite 220, San Diego, California 92121, (858) 457-2750.

The General Partner, Income Growth Management, Inc., is a privately held company and is not subject to the reporting requirements of the Exchange Act.

                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

The following unaudited pro forma consolidated balance sheet assumes that as of September 30, 2003, the Partnership had sold the Mission Park Property for a sales price of $36,000,000. Such funds will be used to repay certain indebtedness, make any prepayment penalties, and pay off other liabilities. The balance of such funds will be distributed pursuant to the terms of the Partnership Agreement, which generally will be as follows: First, each Class A Unit is to receive a 12% cumulative noncompounded annual return on the balance of actual funds invested in Class A Units; Second, each Class A Unit is to receive a total return of original invested capital; Third, each Class A unit is to receive a $500 bonus; Fourth, each Original Unit holder is to receive an amount equal to the adjusted balance of original invested capital; Fifth, the general partner is to receive any non-subordinated debts payable to it; Sixth, each Original Unit holder is to receive a 10% cumulative return on the adjusted balance of original invested capital (the "Preferred Return"); and thereafter, distributions of cash from sale or refinancing is to be made 85% to the Original Units holders and 15% to the General Partner.

ALL OF THE FOLLOWING UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION IS BASED UPON AMOUNTS AS OF SEPTEMBER 30, 2003 AND CERTAIN ESTIMATES OF LIABILITIES AT THE CLOSING OF THE MISSION PARK PROPERTY. FINAL RESULTS MAY BE SUBSTANTIALLY DIFFERENT FROM SUCH INFORMATION, INCLUDING WITHOUT LIMITATION THE AMOUNT OF ANY LOAN BALANCES AND PREPAYMENT PENALTIES ON THE MISSION PARK PROPERTY, AND THE AMOUNTS, IF ANY, OF DISTRIBUTIONS MADE TO LIMITED PARTNERS SINCE SEPTEMBER 30, 2003.

Pro forma adjustments giving effect to the sale of the Mission Park Property in the unaudited pro forma consolidated balance sheet at September 30, 2003 reflect the following:

The following table sets forth our:

     1. actual balance sheet as of September 30, 2003;
     2. as adjusted balance sheet as of September 30, 2003 giving effect to:
         a. the sale of the Mission Park Property for $36,000,000 and payment of all costs associated with the sale of the Mission Park Property;
         b. the repayment of all indebtedness of the Mission Park Property, payment of the prepayment penalty on the Mission Park Property mortgage and payment of all accounts payable and accrued liabilities of the Mission Park Property ;
         c. the establishment of a capital allowance reserve in the amount of approximately $52,300;
         d. the establishment of a contingency reserve in the amount of approximately $1,000,000; and
         e. estimated available amounts for the initial distribution of approximately $22,582,400.


                      Income Growth Partners, Ltd. X and subsidiaries
                       Unaudited pro forma consolidated balance sheet
                                     September 30, 2003

                                            September 30, 2003  Proforma    September 30, 2003
                                                 Actual        Adjustments     As Adjusted
                                              -------------   -------------   -------------
Rental Properties:
  Land                                        $  7,078,365    $ (4,484,105)   $  2,594,260
  Buildings and improvements                    23,205,083      (8,692,763)     14,512,320
                                              -------------   -------------   -------------
                                                30,283,448     (13,176,868)     17,106,580
  Less accumulated depreciation                (13,591,958)      3,368,054     (10,223,904)
                                              -------------   -------------   -------------
                                                16,691,490      (9,808,814)      6,882,676

Cash and cash equivalents                          782,374      25,103,010      25,885,384
Deferred loan fees                                 293,421         (81,989)        211,432
Prepaid expenses and other assets                  345,417        (161,217)        184,200
                                              -------------   -------------   -------------

                                              $ 18,112,702    $ 15,050,990    $ 33,163,692
                                              =============   =============   =============

Mortgage notes payable                        $ 18,490,268    $ (9,300,701)   $  9,189,567

Other liabilities:
  Accounts payable and accrued liabilities         283,486        (109,727)        173,759
  Accrued interest payable                         122,317         (61,790)         60,527
  Contingency and capital allowance reserve             --       1,052,300       1,052,300
  Security deposits                                303,119        (197,989)        105,130
                                              -------------   -------------   -------------

  Total liabilities                             19,199,190      (8,617,907)     10,581,283
                                              -------------   -------------   -------------

Partners' capital:
  Limited partners' (deficit) capital             (396,823)     22,979,232      22,582,409
  General partners' deficit                       (679,665)        679,665              --
  Note receivable from general partner             (10,000)         10,000              --
                                              -------------   -------------   -------------

  Total partners' (deficit) capital             (1,086,488)     23,668,897      22,582,409
                                              -------------   -------------   -------------

   Total liabilities and partners' capital    $ 18,112,702    $ 15,050,990    $ 33,163,692
                                              =============   =============   =============

                                             14

Pro forma adjustments giving effect to the sale of the Mission Park Property in the unaudited pro forma consolidated statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002 reflect the sale of the Mission Park Property as of the first day of the period presented resulting in rental operations for the Shadow Ridge Property only and general partnership administrative expenses, in such period.

                             Income Growth Partners, Ltd. X and subsidiaries
                        Unaudited pro forma consolidated statement of operations
                              For the nine months ended September 30, 2003

                                                    September 30, 2003    Proforma     September 30, 2003
                                                          Actual         Adjustments       As Adjusted
                                                      ---------------  ---------------   ---------------
Revenues
 Rents                                                $    4,212,938   $   (2,363,784)   $    1,849,154
 Other                                                       232,333         (130,090)          102,243
                                                      ---------------  ---------------   ---------------

  Total revenues                                           4,445,271       (2,493,874)        1,951,397
                                                      ---------------  ---------------   ---------------

Expenses
 Operating expenses                                        2,016,399       (1,083,228)          933,171
 Depreciation and amortization                               750,204         (297,423)          452,781
 Interest                                                  1,071,569         (544,996)          526,573
                                                      ---------------  ---------------   ---------------

  Total expenses                                           3,838,172       (1,925,647)        1,912,525
                                                      ---------------  ---------------   ---------------

  Net income                                          $      607,099   $     (568,227)   $       38,872
                                                      ===============  ===============   ===============


BASIC AND DILUTED PER LIMITED PARTNERSHIP UNIT DATA
  Net income per limited partnership unit             $        19.16   $       (17.94)   $         1.22
                                                      ===============  ===============   ===============

  Distributions per Class A limited unit holder       $        90.00   $       (85.00)   $         5.00
                                                      ===============  ===============   ===============

  Weighted average limited partnership units                  26,926           26,926            26,926
                                                      ===============  ===============   ===============

                                                   15

                             Income Growth Partners, Ltd. X and subsidiaries
                        Unaudited pro forma consolidated statement of operations
                                  For the year ended December 31, 2002

                                                     December 31, 2002    Proforma     December 31, 2002
                                                          Actual         Adjustments       As Adjusted
                                                      ---------------  ---------------   ---------------
Revenues
  Rents                                               $    5,355,976   $   (2,998,159)       $2,357,817
  Other                                                      306,113         (166,867)          139,246
                                                      ---------------  ---------------   ---------------

   Total revenues                                          5,662,089       (3,165,026)        2,497,063
                                                      ---------------  ---------------   ---------------

Expenses
  Operating expenses                                       2,427,176       (1,350,059)        1,077,117
  Depreciation and amortization                              966,308         (344,378)          621,930
  Interest                                                 1,445,424         (736,532)          708,892
                                                      ---------------  ---------------   ---------------

   Total expenses                                          4,838,908       (2,430,969)        2,407,939
                                                      ---------------  ---------------   ---------------

   Net income                                         $      823,181   $     (734,057)   $       89,124
                                                      ===============  ===============   ===============


BASIC AND DILUTED PER LIMITED PARTNERSHIP UNIT DATA
  Net income per limited partnership unit             $        25.98   $       (23.17)   $         2.81
                                                      ===============  ===============   ===============

  Distributions per Class A limited unit holder       $       100.00   $       (89.00)   $        11.00
                                                      ===============  ===============   ===============

  Weighted average limited partnership units                  26,926           26,926            26,926
                                                      ===============  ===============   ===============


            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

 (1)     Basis of Presentation

The pro forma financial statements have been prepared under the assumption that the Limited Partners have approved the Proposed Transaction. Accordingly, the realized amounts of assets and settlement amounts of liabilities have been estimated by management. The preparation of these unaudited pro forma financial statements include significant assumptions by management, including assumptions regarding the amount that creditors would agree to accept in settlement of obligations due them, and the resolution of certain contingent liabilities. The amount and timing of distributions will depend upon a variety of factors including, but not limited to, the actual proceeds from the realization of the Company's assets, the ultimate settlement amounts of certain of the Company's liabilities and obligations and actual costs incurred in connection with the contingency and capital allowance reserves. There may be differences between the assumptions and the actual results because events and circumstances frequently do not occur as expected. Upon the consummation of the Proposed Transaction management does not believe the Partnership will continue to incur operating expenses for the Mission Park property except as in accordance with the Partnership Agreement.

(2) The following table presents the estimated effect to the Limited Partners' capital account of the adjustments described above:

    Limited partners' deficit at September 30, 2003               $    (396,823)
    Write off of deferred loan fees as of September 30, 2003            (81,989)
    Estimated gain on sale to Limited Partners from
       sale of Mission Park Property                                 24,113,521
    Establish contingency and capital allowance reserves             (1,052,300)
                                                                  --------------
             Estimated Limited Partners' capital available
               for initial distribution                           $  22,582,409
                                                                  ==============

(3) The following table presents the estimated effect to cash and cash equivalents of the adjustments described above:

    Cash and cash equivalents balance at September 30, 2003       $     782,374
    Estimated proceeds from the Proposed Transaction after
      settlement of escrow adjustments for prepaid rent,
      security deposits, insurance, taxes and other operational
      items, commissions and closing costs and loan prepayment
      penalty (See Note (4) below)                                   34,575,228
    Payoff of mortgage balance as of September 30, 2003              (9,300,701)
    Payoff of accounts payable and estimated interest
      payable as of September 30, 2003                                 (171,517)
                                                                  --------------
             Estimated cash and cash equivalents balance
               after Proposed Transaction                         $  25,885,384
                                                                  ==============

(4) The following table presents the estimated proceeds from the Proposed
Transaction:

    Estimated selling price of the Mission Park Property          $  36,000,000
    Estimated commission                                               (900,000)
    Estimated closing costs                                            (180,000)
    Estimated loan prepayment penalty                                  (308,000)
    Estimated escrow adjustments for operational items                  (36,772)
                                                                  --------------
             Estimated proceeds to the Partnership from
               the Proposed Transaction                           $  34,575,228
                                                                  ==============

                        VALID ONLY WHEN SIGNED AND DATED

                         INCOME GROWTH PARTNERS, LTD. X
                      11230 SORRENTO VALLEY ROAD, SUITE 220
                           SAN DIEGO, CALIFORNIA 92121

                                     BALLOT

The undersigned Limited Partner acknowledges receipt of the Solicitation Statement dated February 3, 2004 respecting the proposed sale of the Partnership's Mission Park Property. The undersigned Limited Partner understands that the General Partner is seeking the approval of the Limited Partners to a sale of the Partnership's Mission Park Property upon the terms and conditions as described in the Solicitation Statement. The General Partner recommends a vote FOR sale of the Partnership's Mission Park Property.

THE PARTNERSHIP AGREEMENT PROVIDES THAT HOLDERS OF MORE THAN 50% OF THE OUTSTANDING UNITS MUST APPROVE THE SALE OF ALL OR SUBSTANTIALLY ALL OF THE PARTNERSHIP'S ASSETS. ALTHOUGH THE SOLICITATION STATEMENT IS SOLICITING THE VOTE OF LIMITED PARTNERS IN CONNECTION WITH THE SALE OF ONLY ONE OF THE PARTNERSHIP'S TWO REMAINING PROPERTIES, THE GENERAL PARTNER BELIEVES THAT IT IS IMPORTANT TO OBTAIN THE CONSENT OF THE LIMITED PARTNERS TO SUCH SALE.

PLEASE CHECK THE APPROPRIATE BLANK BOX BELOW IN BLUE OR BLACK INK TO INDICATE YOUR VOTE ON THIS MATTER.

Vote regarding the sale of the Mission Park Property. Proposal to authorize the General Partner to sell the Mission Park Property as described in the Solicitation Statement.

                    FOR [ ]       AGAINST [ ]      ABSTAIN [ ]

Date:___________________________         _______________________________________
                                         Signature of Unit Holder

                                         _______________________________________
                                         Print Name

Date:___________________________         _______________________________________
                                         Signature of Unit Holder (joint owner)

                                         _______________________________________
                                         Print Name

When properly signed, this Ballot will be voted in the manner directed herein by the undersigned Limited Partner with regard to all Units held by the undersigned.

THIS BALLOT MUST BE RECEIVED BY THE GENERAL PARTNER ON OR BEFORE FEBRUARY 20, 2004. RETURNING A SIGNED BALLOT WITHOUT INDICATING YOUR VOTE ON THE PROPOSED TRANSACTION WILL BE CONSIDERED A VOTE FOR THE PROPOSED TRANSACTION. ALL BALLOTS NOT RECEIVED, OR RECEIVED AFTER FEBRUARY 20, 2004, SHALL BE CONSIDERED A VOTE AGAINST THE PROPOSED TRANSACTION.

Please sign exactly as your name appears on the above label representing your partnership interest(s) and return this Ballot in the enclosed envelope or via fax to (858) 457-3104. When such interest(s) are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full titles as such. If signing as a corporation, please have signed in full corporate name by the President or other authorized officer. If signing as a partnership, please have signed in the partnership's name by an authorized person.